                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                       AMERICAN STANDARD COMPANIES INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                       [AMERICAN STANDARD COMPANIES LOGO]

                        American Standard Companies Inc.

                                          Notice of Annual Meeting
                                          of Stockholders and
                                          Proxy Statement

                                          May 4, 2000
                                          American Standard College
                                          One Centennial Avenue
                                          Piscataway, New Jersey

[AMERICAN STANDARD COMPANIES LOGO]
           Corporate Headquarters
            ------------------------------------------
            One Centennial Avenue
            P.O. Box 6820
            Piscataway, NJ 08855-6820
            Phone 732.980.6000

FREDERIC M. POSES
Chairman and
Chief Executive Officer

                                                                  March 27, 2000

Dear Stockholder:

     I invite you to the Annual Meeting of Stockholders of American Standard Companies Inc. This year's meeting will be held on Thursday, May 4, 2000, at 11:30 A.M. in the American Standard College, One Centennial Avenue, Piscataway, New Jersey.

     This will be my first Annual Meeting since becoming your Chairman and Chief Executive Officer, and our sixth since becoming a public company. Our directors and senior management will attend the meeting, and I will report on our Company's recent performance and our vision for its future. We will also consider the items of business listed in the attached formal notice of meeting and proxy statement. Our 1999 Annual Report accompanies this proxy statement.

     If you find you are unable to attend in person, we urge you to participate in the meeting by voting your stock by proxy. To do so, simply send the Company a completed proxy by mail or, for the first time, this year via the internet or by telephone.

                                                        Sincerely,

                                                  /s/ Frederic M. Poses
                                                    FREDERIC M. POSES
                                                       Chairman and
                                                 Chief Executive Officer

American Standard Companies Inc.
--------------------------------------------------------------------------------
AIR CONDITIONING SYSTEMS AND SERVICES: Trane(R), American Standard(R); PLUMBING
  PRODUCTS: American Standard(R), Ideal Standard(R), Standard(R), Porcher(R);
       Armitage Shanks(R), Dolomite(R); VEHICLE CONTROL SYSTEMS: WABCO(R)

                        AMERICAN STANDARD COMPANIES INC.

                 NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

To The Stockholders of
  AMERICAN STANDARD COMPANIES INC.:

     The Annual Meeting of Stockholders of American Standard Companies Inc. (the "Company") will be held at the American Standard College, One Centennial Avenue, Piscataway, New Jersey, on Thursday, May 4, 2000, at 11:30 A.M. to consider and vote upon the following proposals:

     1. The election of two Class II Directors with terms expiring at the 2003 Annual Meeting of Stockholders;

     2. Approval of the Company's Stock Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code;

     3. Approval of the Company's Annual Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code;

     4. Approval of the Company's Long-Term Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code;

     5. Approval of the LTIP Alternate Plan for purposes of Section 162(m) of the Internal Revenue Code;

     6. Ratification of the appointment of Ernst & Young LLP as independent Certified Public Accountants for the year 2000; and

     7. Such other business as may properly come before the meeting.

     Stockholders of record of the Company's Common Stock as of the close of business on March 10, 2000 are entitled to notice of, and to vote at, the Annual Meeting. For ten days prior to the Annual Meeting, a complete list of such stockholders will be open for examination by any stockholder, during ordinary business hours, at the Company's offices at One Centennial Avenue, Piscataway, New Jersey. The list of stockholders will also be available at the Annual Meeting.

     Your vote is important. In order to assure a quorum and that your vote is counted, please indicate your vote on the enclosed proxy card, and promptly complete and return it to the Company. This year you may submit your proxy by mail, over the telephone or by internet. Instructions for each type of submission are provided on the enclosed proxy card. If you prefer to send your proxy by mail, an envelope is enclosed for which no postage is required if mailed in the United States.

                                           By order of the Board of Directors,

                                                   /s/ J. Paul McGrath
                                                     J. PAUL MCGRATH
                                          Senior Vice President, General Counsel
                                                      and Secretary
Piscataway, New Jersey
March 27, 2000

                                PROXY STATEMENT

     The Board of Directors of American Standard Companies Inc. is soliciting proxies for use at the Annual Meeting of Stockholders of the Company to be held on May 4, 2000 and at any adjournments thereof. This Proxy Statement, the proxy card and the Company's 1999 Annual Report were first sent to stockholders on March 31, 2000. The time and place of the Annual Meeting is set forth in the Notice that accompanies this Proxy Statement.

                            INFORMATION ABOUT VOTING

     You may vote if you are a holder of the Company's common stock, par value $.01 per share (the "Common Stock"). You will have one vote per share on each matter to be considered at this Annual Meeting. Only stockholders of record at the close of business on March 10, 2000 will be entitled to vote. At that time 70,775,276 shares of Common Stock were outstanding and entitled to vote. The holders of record of a majority of those shares will constitute a quorum.

     At the Annual Meeting, stockholders will be asked to vote on the following six proposals:

     1. The election of two Class II Directors with terms expiring at the 2003 Annual Meeting of Stockholders;

     2. Approval of the Company's Stock Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code;

     3. Approval of the Company's Annual Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code;

     4. Approval of the Company's Long-Term Incentive Compensation Plan for purposes of Section 162(m) of the Internal Revenue Code;

     5. Approval of the LTIP Alternate Plan for purposes of Section 162 (m) of the Internal Revenue Code; and

     6. Ratification of the appointment of Ernst & Young LLP as independent Certified Public Accountants for the year 2000.

     You may vote at the Annual Meeting in either of two ways: you can attend the Annual Meeting and cast your vote there, or you may vote by submitting a properly completed proxy to the Company. All shares represented by a properly completed proxy received in time for the meeting will be voted in accordance with your instructions or, if no instructions are given, in accordance with the recommendations of the Board of Directors. As indicated on the proxy card, you may also return your proxy by telephone or over the internet. Unless you give different instructions on your proxy, the persons designated as proxy holders will vote FOR the director nominees proposed by the Board of Directors and FOR approval of all of the other proposals listed above. You may strike out the names of proxy holders designated by the Board of Directors on the proxy card and substitute the name of any other person to represent you at the meeting. In addition you may revoke any proxy that you submit in any of three ways: by attending the Annual Meeting and voting in person, by sending written notice to the Secretary of the Company revoking your proxy or by filing another properly completed proxy bearing a later date.

     The Company will pay the cost of this proxy solicitation. Proxies may be solicited by mail, telephone, by other means of electronic transmission or personally by Directors, officers and regular employees of the Company. The Company will reimburse persons holding stock in their names or in the names of their nominees for the expenses of forwarding proxy material to their principals.

     The mailing address of the Company's principal executive office is P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820.

                    CERTAIN MANAGEMENT AND DIRECTOR CHANGES

     On March 4, 1999, the Board of Directors formed the Strategic Initiative, Management Development and Nominating Committee (the "Strategic Initiative Committee") to make recommendations to the Board of Directors with respect to the selection of new candidates for the Board of Directors, development of a plan of succession for corporate management including the Chairman, President and Chief Executive Officer, and strategic options to be pursued to maximize the value to stockholders of the Company's Medical businesses. Shortly thereafter, the Board of Directors nominated James F. Hardymon to be a director of the Company and Mr. Hardymon was elected as a Class I director at the Company's 1999 Annual Meeting of Stockholders. In addition, on October 7, 1999, the Board elected Frederic M. Poses as a Class II director of the Company and, effective January 1, 2000, Chairman and Chief Executive Officer, and Jared L. Cohon as a Class III director. At the same time, the Board instructed the Company's management to sell the Company's Medical businesses. Thereafter, on October 27, 1999, Mr. Schuchert resigned as a director, Mr. Allardyce, who headed the Medical Systems Group, resigned as an executive officer effective November 4, 1999 and, effective at the close of business on December 31, 1999, Mr. Mizushima resigned as a director and Mr. Hinrichs and Mr. Kampouris resigned as directors and executive officers. As a result, information in this proxy statement concerning current officers and directors reflects the changes that occurred during 1999, while information concerning executive compensation during 1999 of the Chief Executive Officer and four other most highly compensated executive officers (the "Named Officers") is provided with respect to individuals who served as executive officers through the end of 1999.

                                STOCK OWNERSHIP

     Set forth below is the number of shares of Common Stock, the only outstanding voting stock of the Company, beneficially owned as of March 10, 2000 by each director and nominee, each of the executive officers named in the Summary Compensation Table included elsewhere in this Proxy Statement, all directors and executive officers of the Company as a group, and each holder of 5% or more of the outstanding Common Stock.

                                                                SHARES
                                                              BENEFICIALLY   PERCENT OF
            NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNED        CLASS
------------------------------------------------------------   ----------       ----
Sanford C. Bernstein & Co., Inc.(a).........................    8,240,317       11.6%
FMR Corp.(b)................................................    4,108,870        5.8%
Brinson Partners, Inc.(c)...................................    3,959,046        5.6%
Emmanuel A. Kampouris(d)(f).................................    1,790,837        2.5%
George H. Kerckhove(d)(f)...................................      418,194       *
Horst Hinrichs(d)(f)........................................      281,512       *
W. Craig Kissel(d)(f).......................................      208,189       *
James H. Schultz(d)(f)......................................      330,672       *
Steven E. Anderson(d).......................................        9,942       *
Jared L. Cohon(d)...........................................        2,623       *
James F. Hardymon(d)........................................        2,185       *
Roger W. Parsons(d).........................................        8,485       *
Frederic M. Poses(d)(e).....................................        9,639       *
J. Danforth Quayle(d).......................................        8,485       *
David M. Roderick(d)........................................       18,485       *
American-Standard Employee Stock Ownership Plan (the
  "ESOP")(f)................................................   11,878,029       16.8%
All directors and executive officers of the Company as a
  group (30 persons, including the foregoing)(f)............    3,263,533        4.6%

---------------
 *  Less than one percent.

(a) In a Schedule 13G dated February 8, 2000, Sanford Bernstein & Co., Inc., 767 Fifth Avenue, New York, New York, a Delaware corporation, reported dispositive power over all these shares, sole voting power over 4,087,475 of such shares and shared voting power, with clients that have appointed an independent voting agent with instructions to vote in the same manner as Sanford C. Bernstein & Co., Inc., with respect to 1,011,359 of such shares.

(b) In a Schedule 13G dated January 10, 2000, FMR Corp., a Massachusetts corporation and parent holding company ("FMR"), 82 Devonshire Street, Boston, Massachusetts, certain subsidiaries of FMR, and Edward C. Johnson 3rd and Abigail P. Johnson who together with members of their family and trusts for their benefit may be deemed to control FMR, reported dispositive power over all of these shares and voting power over 125,900 of such shares held by FMR and certain of its wholly-owned investment advisors.

(c) In a joint Schedule 13G dated February 4, 2000, Brinson Partners, Inc., a Delaware corporation and registered investment company under section 203 of the Investment Advisors Act of 1940, 209 South LaSalle, Chicago, Illinois, and its indirect parent, UBS AG, a Switzerland corporation and Bank under
    Section 3(a)(6) of the Securities Act of 1933, Bahnhofstrasse 45, 8021, Zurich, Switzerland, reported sole voting power over 3,916,946 of such shares and shared dispositive power over all of the reported shares.

(d) The Named Officers appearing in the Stock Ownership table are Messrs. Hinrichs, Kampouris, Kerckhove, Kissel and Schultz. Effective as of the close of business on December 31, 1999, Messrs. Hinrichs and Kampouris resigned from their positions as executive officers and directors of the Company. Messrs. Anderson, Cohon, Hardymon, Parsons, Poses, Quayle and Roderick are directors of the Company.

(e) Not included in Mr. Poses' ownership are 1,000,000 options to purchase Common Stock granted upon his election as a director of the Company, none of which are exercisable, and the right to receive 250,000 shares of Common Stock in three equal annual installments beginning January 1, 2003.

(f) The business address for the ESOP is c/o American Standard Inc., P.O. Box 6820, One Centennial Avenue, Piscataway, New Jersey 08855-6820. Fidelity Management Trust Company is the trustee of the ESOP. Its business address is 300 Puritan Way, Mail Zone-MM3H, Marlborough, Massachusetts 01752-3070. As of March 10, 2000, all of the shares held in the ESOP were allocated to ESOP participants, including 159,680 shares allocated to all executive officers of the Company as a group. The number of shares shown for executive officers in the table above includes shares allocated to their accounts in the ESOP. Shares in the ESOP that have been allocated to participants are voted by the ESOP trustee in accordance with the instructions of participants. Where no participant instructions are received, such shares are not voted. Unallocated shares are voted by the ESOP trustee in the same proportion as the shares for which instructions are received. Until termination of employment, a participant cannot dispose of shares in his ESOP account. The shares allocated to the Named Officers' ESOP accounts as of March 10, 2000 are as follows: Mr. Kampouris, 13,255 shares; Mr. Kerckhove, 12,822 shares; Mr. Hinrichs, 0 shares; Mr. Kissel, 9,565 shares; and Mr. Schultz, 13,420 shares.

    The number of shares shown for Named Officers and all current directors and executive officers as a group includes currently exercisable options to purchase shares of Common Stock as follows: Mr. Kampouris, 1,274,629; Mr. Kerckhove, 232,000; Mr. Hinrichs, 268,000; Mr. Kissel, 196,000; Mr. Schultz, 190,333; and all executive officers, 2,437,042.

    The number of shares shown for Named Officers in the Stock Ownership table does not reflect shares of Common Stock issued as part of payouts under the Long-Term Incentive Compensation Plan ("LTIP") and the 1994-1995 Supplemental Incentive Compensation Plan, which shares are held in trust under a trust agreement (the "Executive Trust"). Shares in the Executive Trust are voted by the trustee as directed pursuant to the terms of the LTIP. Until termination of employment, a beneficiary of the Executive Trust cannot dispose of shares credited to his account. Shares of Common Stock in the Named Officers' accounts in the Executive Trust are as follows: Messrs. Kampouris and Hinrichs, no shares; Mr. Kerckhove, 16,165 shares; Mr. Kissel, 6,263 shares; and Mr. Schultz, 9,852 shares. The shares in Executive Trust accounts for all executive officers as a group total 117,814 shares.

    Also not included above are 22,340 shares of Common Stock held in a similar grantor's trust for the account of certain executive officers earned under an employee incentive plan prior to their becoming officers.

                              1.  ELECTION OF DIRECTORS

     The Company has three classes of directors, as nearly equal in number as possible. Directors serve for three-year terms. The terms of the classes expire sequentially so that one class of directors is elected each year. At this Annual Meeting, the stockholders will vote to elect two Class II Directors for a term expiring in 2003. All directors are elected for their terms and until their successors are duly elected and qualified.

     The Board of Directors has no reason to believe that any of the nominees set forth below will not serve if elected. If any nominee should become unavailable to serve as a director, and if the Board designates a substitute nominee, the proxy holders named in the proxy card will vote for the substitute nominee designated by the Board unless you submit a proxy card instructing them to vote differently.

     Directors will be elected by a plurality of the votes cast at the Annual Meeting, provided a quorum is present. Abstentions (including broker non-votes) will have no effect on the outcome of the vote.

                                  DIRECTORS(1)

NOMINEES

              NOMINEES FOR ELECTION AS CLASS II DIRECTORS -- TERMS
                        EXPIRING AT 2003 ANNUAL MEETING

FREDERIC M. POSES -- AGE 57

     Mr. Poses was elected as a director on October 7, 1999 and as Chairman and Chief Executive Officer effective January 1, 2000. Prior to that, beginning in 1998, he was President and Chief Operating Officer of AlliedSignal, Inc., where he had spent his entire 30-year business career, starting as a financial analyst in 1969 and serving in various capacities including President of the Engineered Materials business beginning in April 1988. He was also a director of AlliedSignal Inc. from 1997 until October 22, 1999 following his election to the Company's Board of Directors.

J. DANFORTH QUAYLE -- AGE 53

     Mr. Quayle served as Vice President of the United States from January 1989 to January 1993. Since leaving that office Mr. Quayle has been self employed as a consultant, author and public speaker. Mr. Quayle has served as a Director of the Company since September 1993.

DIRECTORS CONTINUING IN OFFICE

          CLASS III DIRECTORS -- TERMS EXPIRING AT 2001 ANNUAL MEETING

STEVEN E. ANDERSON -- AGE 57

     Mr. Anderson served as National Partner in Charge-Industries of KPMG Peat Marwick and as a member of the firm's Management Committee from November 1990 until he retired in June 1994. Prior thereto his responsibilities included Partner in Charge of the Boston Audit Department and Managing Partner of the Seattle office. He became a partner of the firm in 1977, having joined the firm in 1967. Mr. Anderson has served as a director of the Company since September 1994.

ROGER W. PARSONS -- AGE 58

     Mr. Parsons was formerly Chief Executive of Rea Brothers Group PLC, a U. K. investment bank, which he joined in 1988 after a career in banking. He retired when that company was sold in August 1999. He is a director of Marfin Investment Portfolio S. A., an investment fund quoted on the Athens, Greece, stock exchange. He is also a director of several private U. K. companies. Mr. Parsons has served as a director of the Company since March 1994.

JARED L. COHON -- AGE 52

     Dr. Cohon was elected President of Carnegie Mellon University in 1997 and was also appointed Professor of Civil and Environmental Engineering and Professor of Engineering and Public Policy. Prior thereto, in 1992 he was appointed Dean and Professor of Environmental Systems Analysis in the School of Forestry and Environmental Studies at Yale University. Dr. Cohon began his academic and administrative career in 1973 at The Johns Hopkins University, advancing to the position of Assistant Dean of Engineering in 1981 and Associate Dean in 1983, and served as Vice Provost for Research from 1986 to 1992. He was appointed Chairman of the Nuclear Waste Technical Review Board by President Clinton in 1997, and also served as Legislative Assistant for Energy and Environment on the staff of U. S. Senator Moynihan in 1977 and 1978. He is a director of Mellon Financial Services Corporation and has served as a director of the Company since October 1999.

---------------

1 Ages of directors are given as of March 1, 2000

           CLASS I DIRECTORS -- TERMS EXPIRING AT 2002 ANNUAL MEETING

JAMES F. HARDYMON -- AGE 65

     Mr. Hardymon joined Textron, Inc., a manufacturing and financial services business, in 1989 as President and Chief Operating Officer. He became Chief Executive Officer in 1992 and assumed the title of Chairman in 1993, served as Chairman and Chief Executive Officer from 1993 to 1998, and continued as Chairman until his retirement in 1999. Prior to his affiliation with Textron, Mr. Hardymon served from 1961 to 1989 in various executive capacities with Emerson Electric Company. He is a director of Air Products and Chemicals, Inc., Championship Auto Racing Teams, Inc., Circuit City Stores, Inc., FleetBoston Financial Corp., Schneider Electric SA and Lexmark International, Inc. Mr. Hardymon has served as a director of the Company since May 1999.

GEORGE H. KERCKHOVE -- AGE 62

     Mr. Kerckhove has served as an executive officer of the Company since 1985, at which time he was responsible for The Trane Company's Commercial Systems Group, worldwide. Thereafter, he was Vice President and Group Executive of European Plumbing Products from 1988 until June 1990 and Senior Vice President, Plumbing Products, of the Company and American Standard Inc. from June 1990 to January 1, 1998, at which time he assumed the position of Vice President and Chief Financial Officer of the Company and American Standard Inc. Since February 1, 2000 he has served as Vice President of the Company with responsibility for disposition of the Medical Systems Group. Mr. Kerckhove has served as a director of the Company since September 1990.

DAVID M. RODERICK -- AGE 75

     Mr. Roderick joined USX Corporation (formerly United States Steel Corporation) in 1959, becoming Chairman of the Board and Chief Executive Officer in 1979, retiring from the latter position in 1989 and from the USX Board in 1994. He is a director of Kelso & Companies, Inc., Chairman and a director of Earle M. Jorgensen Company, and a director of University of Pittsburgh Medical Center. He is also Chairman Emeritus of the U.S. Korea Business Council. Mr. Roderick has served as a director of the Company since June 1994.

DIRECTORS' FEES AND OTHER ARRANGEMENTS

     Each outside director is paid a fee of $7,500 per calendar quarter and receives $1,000 for attendance at each meeting and reconvened meeting of the Board of Directors or committee of the Board. Committee chairmen are paid $2,000 for their attendance at meetings of the committees they chair. The only directors currently eligible for directors' fees are those who are not employees of the Company or any subsidiary. They are Messrs. Anderson, Cohon, Hardymon, Parsons, Quayle and Roderick. All directors are reimbursed for reasonable expenses incurred to attend meetings.

     A Supplemental Compensation Plan for Outside Directors ("Supplemental Compensation Plan") was adopted in June 1989 and amended in March 1996 and December 1997. Under the Supplemental Compensation Plan, a plan account is established for each participating director consisting of shares of Common Stock that are delivered to a grantor's trust and held for the benefit of each director. The shares are voted by the trustee of the trust on behalf of each participating director in accordance with the director's instructions. Each participating director who became a Board member before March 1996 was awarded 5,819 restricted shares. Persons becoming eligible Board members for the first time after March 1996 will be granted restricted shares of Common Stock equivalent in value to $100,000, calculated at the per-share closing price of Common Stock on the last day such stock is traded on the New York Stock Exchange immediately preceding the date of such Board member's election. Pursuant to the December 1997 amendment, directors who are not employees of the Company or any affiliate will have credited to their plan accounts annually, on the date prior to the Annual Meeting of Stockholders, 500 shares of Common Stock subject to the same restrictions applicable to shares credited to their plan accounts upon becoming a director. The first such annual allocation was made in May 1998. Shares held under the Supplemental Compensation Plan are Mr. Anderson, 6,819; Mr. Cohon, 2,623; Mr. Hardymon, 2,185; Mr. Parsons, 6,819; Mr. Quayle, 6,819; and Mr. Roderick, 6,819.

     When a participating director ceases to be a member of the Board, he or his beneficiary will receive a distribution of the shares of Common Stock in the director's plan account. Until distributed, assets in the grantor's trust are subject to the claims of creditors of the Company and its wholly-owned subsidiaries, American Standard Inc. and American Standard International Inc. If a participating director is removed for cause, his entire interest in the Plan is forfeited. Employee directors do not participate in the Supplemental Compensation Plan.

     In March 1999, the Company amended its Stock Incentive Plan to make non-employee directors eligible to receive grants of options to purchase shares of Common Stock on the same terms as options are granted to Company employees. Pursuant to the Stock Incentive Plan, non-employee directors have been granted options to purchase 5,000 shares of Common Stock with an exercise price equal to the average of the high and low sale price of the Common Stock as reported on the New York Stock Exchange on February 2, each year beginning in 1999 as follows: Messrs. Anderson, Parsons, Quayle and Roderick, 10,000 options; Messrs. Cohon and Hardymon, 5,000 options; all of which are unexercised.

COMMITTEES OF THE BOARD

     The Board has standing Executive and Audit Committees and maintains a Management Development and Nominating Committee (the "MDC"). At its regularly scheduled meeting on March 4, 1999, the Board suspended operation of the MDC and assigned executive compensation matters to a newly-formed "Compensation Committee". In addition, the Board formed the Strategic Initiative Committee which, in addition to taking responsibility to make recommendations to the Board concerning the Company's management, governance and business strategy, assumed responsibility for the non-compensation matters formerly managed by the MDC. On December 2, 1999, upon completion by the Strategic Initiative Committee of its strategic responsibilities, the Compensation Committee and Strategic Initiative Committee were terminated and the MDC reconstituted. As a result, during 1999, management development and director nominating responsibilities were assigned at different times to the MDC and Strategic Initiative Committee, and responsibility for executive compensation matters was assigned at different times to the MDC and Compensation Committee.

     The Executive Committee. The members of the Executive Committee are Messrs. Poses (Chairman), Parsons and Roderick. During 1999, the members of the Executive Committee were Messrs. Kampouris (Chairman), Hinrichs, Kerckhove and, until his resignation on October 27, 1999, Mr. Schuchert. The Executive Committee functions when the Board is not in session. It may declare dividends and authorize the issuance of stock, as well as exercise all other powers and authority of the Board of Directors in the management of the business and affairs of the Company. It may not, however, amend the Company's Restated Certificate of Incorporation or Amended By-Laws, adopt agreements of merger or consolidation or propose the sale or other disposition of substantially all of the Company's assets or the dissolution of the Company. The Executive Committee met five times in 1999.

     The Audit Committee. The members of the Audit Committee are Messrs. Anderson (Chairman), Hardymon, Quayle and Roderick. During 1999, the members of the Audit Committee were: prior to the Annual Meeting of Directors in May 1999, Messrs. Anderson, Parsons (Chairman), Quayle and Roderick; and thereafter, Messrs. Anderson (Chairman), Hardymon, Mizushima, Quayle and Roderick. The Audit Committee reviews the following: the scope of internal and independent audits; the Company's annual financial statements and Annual Report on Form 10-K; the adequacy of internal controls and recommendations regarding improvements; significant changes in accounting policies; business conduct and conflicts of interest. In addition, the Committee recommends the engagement of independent public accountants, subject to stockholder ratification, and reviews their performance and the reasonableness of their fees. The Committee also reviews major litigation, compliance with environmental standards and the investment performance and funding of the Company's retirement plans. The Audit Committee met five times in 1999.

     The Management Development and Nominating Committee. The members of the MDC are Messrs. Parsons (Chairman), Cohon, Quayle and Roderick. The MDC functions both as a compensation and as a nominating committee. It reviews and makes recommendations with respect to officers' salaries and employee benefits and administers certain of the Company's employee benefit and compensation plans, including the Company's incentive compensation and stock incentive plans. It also evaluates the quality of management and management improvement programs and techniques. This Committee also considers and makes recommendations to the Board with respect to candidates for director proposed by stockholders. The Management Development and Nominating Committee met two times in 1999.

     The Strategic Initiative, Management Development and Nominating
Committee. The members of the Strategic Initiative Committee were Messrs. Roderick (Chairman), Anderson, Kampouris, Parsons and, until his resignation on October 27, 1999, Mr. Schuchert. The Committee was created to consider and make recommendations to the Board of Directors with respect to the selection of new candidates for and the reorganization of the Board of Directors, development of a plan of succession for corporate management including the offices of Chairman, President and Chief Executive Officer of the Company, and identification of strategic options to be pursued related to the Company's Medical businesses. The Strategic Initiative Committee met six times in 1999.

     The Compensation Committee. The members of the Compensation Committee were Messrs. Parsons (Chairman), Quayle, Anderson from March 4 until the Annual Meeting of Directors in May 1999 and, until his resignation as a Director on October 27, 1999, Mr. Schuchert. The Compensation Committee was formed to review and make recommendations with respect to officers' salaries and employee benefits and to administer certain of the Company's employee benefit and compensation plans, including the Company's incentive compensation and stock incentive plans. The Compensation Committee met three times in 1999.

     The Board of Directors had six meetings in 1999. All directors attended 75% or more of the combined total number of meetings of the Board of Directors and its respective committees held in 1999 during the period in which they served as Directors or committee members.

                             EXECUTIVE COMPENSATION

     Set forth below is information concerning the annual and long-term compensation (based on appropriate foreign exchange rates, where applicable) for services in all capacities to the Company for 1999, 1998 and 1997 of those persons who were during 1999 the chief executive officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION                     LONG-TERM COMPENSATION
                                              -----------------------------------------   -------------------------------------
                                                                                OTHER
                                                                               ANNUAL                                ALL OTHER
                 NAME AND                                                      COMPEN-                    LTIP        COMPEN-
            PRINCIPAL POSITION                YEAR   SALARY(1)    BONUS(2)    SATION(3)   OPTIONS(#)   PAYOUTS(4)    SATION(5)
            ------------------                ----   ---------   ----------   ---------   ----------   ----------   -----------
Emmanuel A. Kampouris.....................    1999   $700,000    $2,000,000   $265,519      250,000     $     --    $15,840,619
  Chairman, President &                       1998    700,000     2,000,000    192,145      250,000      743,750         93,052
  Chief Executive Officer                     1997    700,000     1,700,000    240,938      200,000           --        244,919
George H. Kerckhove.......................    1999   $375,000    $  280,000   $  8,788       30,000     $331,500    $    19,641
  Vice President & Chief                      1998    375,000       275,000      6,386       33,000      307,125         36,589
  Financial Officer                           1997    375,000       188,000     12,525       30,000           --         36,399
Horst Hinrichs............................    1999   $281,750    $  200,500   $  3,074       30,000     $253,184    $ 1,108,103
  Vice Chairman                               1998    315,215       275,000      3,434       36,000      270,771         14,400
                                              1997    322,918       200,000      3,135       32,000           --         15,580
W. Craig Kissel...........................    1999   $300,000    $  260,000   $  5,589       35,000     $236,300    $    14,400
  Senior Vice President                       1998    300,000       250,000      6,884       35,000      186,585         18,751
                                              1997    218,750       130,000      7,954       36,000           --         14,483
James H. Schultz..........................    1999   $300,000    $  225,000   $  4,941       30,000     $235,280    $    16,022
  Vice President                              1998    300,000       200,000      6,905       35,000      204,120        103,616
                                              1997    265,000       117,000     17,281       32,000           --         21,888

---------------
(1) Includes amounts deferred by each of the Named Officers under the Savings Plan of American Standard Inc. and Participating Subsidiary Companies (the "Savings Plan").

(2) Represents annual bonus earned for the year reported but paid in the subsequent year. Annual bonuses may be deferred at the election of the recipient.

(3) The amounts shown in 1997, 1998 and 1999 for Mr. Kampouris include allocation of $41,204, $127,375 and $170,928, respectively, of tax consultant fees.

(4) Amounts for 1999 represent estimates of payments to be made under the LTIP on the basis of estimated achievement of 68% of the 1997-1999 performance goal. Mr. Kampouris' 1999 payment was reduced in connection with his retirement at December 31, 1999. Amounts for 1998 represent payments made under the LTIP on the basis of achievement of 63% of the 1996-1998 performance goal. No LTIP payments were made in 1997 as the performance goal related to inventory turnover rate for the 1995-1997 performance period was not achieved. Awards for achievement above 100% of applicable performance goals may be paid in shares of Common Stock and held in the Executive Trust. LTIP payouts may be deferred at the election of the recipient.

(5) All Other Compensation for 1999 includes the following: For Mr. Kampouris, $13,801,802 paid under the Supplemental Retirement Plan described on page 13 of this proxy statement and $2,000,000 awarded by the Board in special recognition of Mr. Kampouris' prior contributions to the Company, and for Mr. Hinrichs, $1,093,703 under the Supplemental Retirement Plan.

The amount shown for Mr. Schultz in 1998 includes $80,750 received with respect to losses incurred on the sale of a residence.

     Also included in All Other Compensation for 1999 was the following:

                                                      PREMIUMS FOR        ESOP
                                                       TERM LIFE      ALLOCATIONS*
                                                       INSURANCE           $
                                                      ------------    ------------
Emmanuel A. Kampouris...............................    $24,417         $14,400
George H. Kerckhove.................................      5,241          14,400
Horst Hinrichs......................................          0          14,400
W. Craig Kissel.....................................          0          14,400
James H. Schultz....................................      1,622          14,400

     * Includes matching contributions related to contributions made by Named Officers to the Savings Plan.

     Stock Options. The following table sets forth information concerning stock options granted in 1999, including the potential realizable value of each grant assuming that the market value of the Company's Common Stock appreciates from the date of grant to the expiration of the option at annualized rates of (a) 5% and (b) 10%, in each case compounded annually over the term of the option. These assumed rates of appreciation have been specified by the Securities and Exchange Commission for illustrative purposes only and are not intended to predict future prices of the Company's Common Stock, which will depend upon various factors, including market conditions and the Company's future performance and prospects. For example, the option granted to Mr. Kampouris in 1999 would produce the pretax gain in 2009 of $12,957,500 shown in the table only if the market price of the Common Stock rises to $84.39 per share by the time the option is exercised. Based on the number and market price of shares of Common Stock outstanding at year-end 1999, such an increase in the price of the Common Stock would produce a corresponding aggregate pretax gain of more than $3.6 billion for the Company's stockholders. All of the options listed below have exercise prices equal to the fair market value of the Common Stock at the date of grant. One-third of the granted options become exercisable annually in installments beginning one year after the date of grant, subject to acceleration in the event of a change in control of the Company.

                               1999 OPTION GRANTS

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                          ANNUAL RATES
                                   NO. OF     % OF TOTAL                                 OF STOCK PRICE
                                   SHARES      OPTIONS                                  APPRECIATION FOR
                                 UNDERLYING   GRANTED TO   EXERCISE                       OPTION TERM
                                  OPTIONS     EMPLOYEES      PRICE     EXPIRATION   ------------------------
             NAME                 GRANTED      IN 1999*    ($/SHARE)      DATE          5%           10%
             ----                ----------   ----------   ---------   ----------   ----------   -----------
Emmanuel A. Kampouris..........   250,000        10.2%      $32.56       2/2/09     $5,105,000   $12,957,500
George H. Kerckhove............    30,000         1.2        32.56       2/2/09        612,600     1,554,900
Horst Hinrichs.................    30,000         1.2        32.56       2/2/09        612,600     1,554,900
W. Craig Kissel................    35,000         1.4        32.56       2/2/09        714,700     1,814,050
James H. Schultz...............    30,000         1.2        32.56       2/2/09        612,600     1,554,900

---------------
* In 1999, options were granted covering 2,445,750 shares of Common Stock.

     The following table sets forth information concerning the aggregate number of options held and the value of unexercised "in-the-money" options held at December 31, 1999 (the difference between the aggregate exercise price of all such options held and the closing market price of $45.875 of the shares covered by such options at December 31, 1999). No options held by the Named Officers were exercised in 1999, except that Mr. Kampouris exercised options covering 25,371 shares of Common Stock and did not sell the shares acquired upon such exercise. The amount by which aggregate market value of the acquired shares exceeded the exercise price of the related options was $463,930.

                          1999 YEAR-END OPTION VALUES

                                                       OPTION VALUES AT 12/31/99
                                                ----------------------------------------
                                                    NUMBER OF             VALUE OF
                                                SHARES UNDERLYING        UNEXERCISED
                                                   UNEXERCISED          IN-THE-MONEY
                                                   OPTIONS AT            OPTIONS AT
                                                    12/31/99              12/31/99
                                                  *EXERCISABLE/         *EXERCISABLE/
                     NAME                         UNEXERCISABLE         UNEXERCISABLE
                     ----                       -----------------    -------------------
Emmanuel A. Kampouris.........................  1,274,629/     0     $20,588,569/      0
George H. Kerckhove...........................    201,000/62,000       4,547,295/557,790
Horst Hinrichs................................    268,000/     0       5,129,610/      0
W. Craig Kissel...............................    160,667/70,333       3,404,869/640,406
James H. Schultz..............................    157,670/64,330       3,234,375/399,450

---------------
* At year-end 1999, vesting was accelerated with respect to all options previously awarded to Messrs. Kampouris and Hinrichs.

         1999-2001 LONG-TERM INCENTIVE COMPENSATION PLAN AWARDS IN 1999

              LONG-TERM INCENTIVE COMPENSATION PERFORMANCE PERIOD

                                NUMBER OF       PERFORMANCE OR          ESTIMATED FUTURE PAYOUTS
                                  SHARES         OTHER PERIOD       UNDER NON-STOCK-PRICE-BASED PLANS
                                 UNITS OR      UNTIL MATURATION    -----------------------------------
            NAME               OTHER RIGHTS       OR PAYOUT        THRESHOLD     TARGET      MAXIMUM
            ----               ------------    ----------------    ---------    --------    ----------
Emmanuel A. Kampouris........  (a)(b)           1/99- 1/00         $     --     $     --    $       --
George H. Kerckhove..........  (a)              1/99-12/01          243,750      487,500       975,000
Horst Hinrichs...............  (a)(b)           1/99- 1/00           67,250      134,500       269,000
W. Craig Kissel..............  (a)              1/99-12/01          216,666      433,333       866,666
James H. Schultz.............  (a)              1/99-12/01          216,666      433,333       866,666

---------------
(a) Awards are denominated in dollars (based on December 31, 1999 foreign exchange rates, where applicable).

(b) Awards for Messrs. Kampouris and Hinrichs are reduced in connection with their retirements at December 31, 1999.

     The above table shows the contingent target awards, based on 2000 salary levels, established in 1999 for each Named Officer with respect to the 1999-2001 LTIP performance period. The targets set for the 1999-2001 LTIP performance period were originally based on the achievement by the end of such performance period of predetermined Company-wide levels of average inventory turnover rates, a percentage of earnings (before interest and taxes) to sales, and a productivity improvement factor. In March 2000, upon the recommendation of Frederic M. Poses, Chairman and Chief Executive Officer effective January 1, 2000, the applicable performance criteria were changed by the Management Development and Nominating Committee to Company-wide levels of revenue growth, earnings per shares and free cash flow in order to refocus the Company's management objectives. At the Annual Meeting of Stockholders, the Company is seeking stockholder approval of the revised LTIP for purposes of Section 162(m) of the Internal Revenue Code (See Proposal 4 at page 21 of this proxy statement). The threshold payout amounts reflect 50% of the target awards; if minimum levels of sales growth, earnings per share and free cash flow for the performance period are not achieved, no payout is made. The maximum payout is two times the target award and may be realized by achievement of performance 150% above target levels.

     Contingent awards are based on a participant's average annual base salary during the period of his or her participation in the performance period, subject to pro rated adjustment to reflect the duration of participation in the period. At the end of a performance period, a payment in cash or Common Stock, or a combination thereof, is made on the basis of the achievement of the goal. Termination of employment may result in forfeiture or pro ration of the award, depending on the reason for the termination. A plan participant may defer payment of his award. Payment of awards will not be made or will be deferred if an event of default under American Standard Inc.'s loan agreements or debt indentures has occurred or will occur as a result of such payment. In the event of a change in control (as defined in the LTIP) during the performance period, the performance period shall end and each participant shall be entitled to receive 100% of his target award in cash.

     Shares of Common Stock distributable to LTIP participants are delivered for their benefit to the Executive Trust. Distribution of a participant's account is made on the termination of his employment with the Company, or earlier at the discretion of the Management Development and Nominating Committee. Until distribution, assets of the Executive Trust are subject to the claims of creditors of the Company or its two wholly-owned subsidiaries, American Standard Inc. and American Standard International Inc. Shares of Common Stock held by the Executive Trust are voted by the trustee in accordance with the terms of the governing trust agreement.

RETIREMENT PLANS

  TERMINATED PLAN

     As a result of the change of control of American Standard Inc. in 1988, the retirement plan of American Standard Inc. covering its U.S. salaried employees was terminated as of June 30, 1988. Thereafter, the accrued benefits of all participants through that date, all of which vested, are provided through annuities purchased with the assets of the terminated plan (the "Terminated Plan"). There were no further benefit accruals under the Terminated Plan after June 30, 1988.

     The annual retirement annuities that are payable to Named Officers, assuming retirement at age 65 and no election of a joint and survivor option are as follows: Mr. Kampouris, $90,662; Mr. Kerckhove, $109,828; Mr. Hinrichs, $72,945; Mr. Kissel, $4,336; and Mr. Schultz, $43,664.

  SUPPLEMENTAL RETIREMENT PLAN

     American Standard Inc. currently maintains a supplemental retirement plan (the "Supplemental Retirement Plan") for most of its executive officers, including all of the Named Officers, with benefits payable in the form of a single lump sum settlement that supplements, on the basis of a formula, their annual retirement benefits (if any) under the Terminated Plan.

     The table below shows the annualized target Supplemental Retirement Plan benefit payable for life to a participant from normal retirement date (age 65) based on years of service and covered compensation. Upon retirement, a participant in the Supplemental Retirement Plan will receive a single lump sum payment equal to the present value of the applicable annual amount reflected in the table below over the life expectancy of the retiree, after taking into account all of the offsets described below. If a participant dies after his

Supplemental Retirement Plan benefit vests but before he receives such benefit, his spouse is entitled to Plan benefits, but in a reduced amount.

               HIGHEST 3-YEAR                                  YEARS OF SERVICE
               AVERAGE ANNUAL                   -----------------------------------------------
                COMPENSATION                       10          20           30           40
               --------------                      --          --           --           --
$  250,000...................................   $100,000   $  125,000   $  150,000   $  150,000
   500,000...................................   $200,000   $  250,000   $  300,000   $  300,000
   750,000...................................   $300,000   $  375,000   $  450,000   $  450,000
 1,000,000...................................   $400,000   $  500,000   $  600,000   $  600,000
 1,250,000...................................   $500,000   $  625,000   $  750,000   $  750,000
 1,500,000...................................   $600,000   $  750,000   $  900,000   $  900,000
 1,750,000...................................   $700,000   $  875,000   $1,050,000   $1,050,000
 2,000,000...................................   $800,000   $1,000,000   $1,200,000   $1,200,000

     The Supplemental Retirement Plan benefits are based on credited years of service and average annual compensation for the highest three calendar years of the final ten calendar years of employment (not exceeding 60 percent of average annual compensation for such years of service) and are reduced by an offset consisting of certain other retirement benefits, including amounts payable under the Terminated Plan, two times the value of the cumulative basic Company contributions to the executive officer's ESOP account, and Social Security benefits. Benefits under the Supplemental Retirement Plan are vested after five years of service or employment continuation through age 65. Compensation used in determining Supplemental Retirement Plan benefits (covered compensation) includes only salary and bonus reflected in the Summary Compensation Table above. No covered compensation of any Named Officer differs by more than 10% from the salary and bonus set forth in the Summary Compensation Table.

     As of December 31, 1999 the years of credited service under the Supplemental Retirement Plan for the Named Officers are as follows: Mr. Kampouris, 34 years; Mr. Kerckhove, 38 years; Mr. Hinrichs, 41 years; Mr. Kissel, 18 years and Mr. Schultz, 29 years.

CORPORATE OFFICERS' SEVERANCE PLAN

     A severance plan for executive officers (the "Officers' Severance Plan") was established in 1991. The Officers' Severance Plan provides that any participant whose employment is involuntarily terminated by American Standard Inc. without "Cause" (as defined in the Officers' Severance Plan) or who leaves American Standard Inc. for "Good Reason" (as defined in the Officers' Severance
Plan) shall be paid an amount equal to the sum of two (three, in the case of the Chief Executive Officer) times such participant's annual base salary at the rate in effect at the time of termination, a proration of the then Annual Incentive Plan target award (described below) and one (two, in the case of the Chief Executive Officer) times such target award. In addition, group life, accident and disability insurance coverage, as well as group medical coverage, will be continued for up to 24 months (36 months, in the case of the Chief Executive Officer) following such officer's termination. The Named Officers are participants in the Officers' Severance Plan. The Officers' Severance Plan cannot be amended in a manner that would reduce benefits thereunder for two years following the occurrence of a "Change of Control" (as defined in the Officers' Severance Plan) and no such amendment shall be effective if a Change of Control occurs within six months following such amendment. The Officers' Severance Plan was amended in December 1999 to provide that officers whose employment terminates pursuant to the Company's newly implemented policy of mandatory retirement for corporate officers upon attainment of age sixty-five are not eligible for payments under the Officers' Severance Plan, and to further provide that eligibility for payments under the Officers' Severance Plan is conditioned upon each otherwise eligible participant executing an agreement releasing the Company and its subsidiaries from any and all claims that the participant may have against such entities at the time that the agreement is executed.

             MANAGEMENT DEVELOPMENT AND NOMINATING COMMITTEE REPORT
              ON COMPENSATION OF EXECUTIVE OFFICERS OF THE COMPANY

     The Company's compensation program for its executive officers is administered and reviewed by the Management Development and Nominating Committee (the "Committee") of the Board of Directors. This program, and each of its components, was developed with the assistance of outside consultants. The Committee periodically reviews the Company's compensation program in light of appropriate competitive practices in the executive's home country.

COMPENSATION PHILOSOPHY

     In determining the compensation payable to the Company's executive officers, it is the basic philosophy of the Committee that the total annual compensation for these individuals should be at a level which is competitive with the marketplace in companies of similar size for positions of similar scope and responsibility. In determining the appropriateness of compensation levels, the Committee annually reviews the Company's compensation policies and nationally recognized compensation surveys, principally Hewitt Associates Management Compensation Services for U. S. positions and Watson Wyatt Top Management Compensation survey data for non-U. S. positions.

     The key elements of the total annual compensation for executive officers consist of fixed compensation in the form of base salary, and variable compensation in the forms of annual incentive compensation, stock options and other long-term incentive awards. It is the Committee's objective that a significant portion of an executive's total annual compensation be contingent upon the attainment of one or more performance objectives.

COMPONENTS OF EXECUTIVE COMPENSATION

  BASE SALARY

     The Committee establishes each officer's base salary by comparison to competitive market levels for the executive's position and responsibilities, based on the above-referenced compensation surveys. Where appropriate, salary adjustments are made to reflect performance and market conditions. All salary adjustments for executive officers are reviewed and approved by the Committee.

  ANNUAL INCENTIVE COMPENSATION

     Annual bonuses are based upon various factors, including corporate, operating unit and individual performance during the preceding calendar year. For executive officers, the Committee establishes target awards based on a percentage of salary for each participant, the total of which determines an initial pool available for bonus payments for the year. An operating plan is established annually which sets goals for overall corporate performance relating to specific financial measurements. At year end, corporate performance is compared to these goals to determine the percentage of the established goals attained. This percentage is then applied to the initial bonus pool to determine the amount available for annual bonuses. The actual bonus amount paid to each participant, including the executive officers, from this available pool is based upon management's and the Committee's subjective evaluation of individual performance criteria and operating group performance, where appropriate. Beginning in 2000, awards payable to Named Officers will be based solely on achievement of objective performance standards, consistent with the requirements of Section 162(m) of the Internal Revenue Code, so that the amount of such payments will be deductible by the Company for federal income tax purposes.

     For 1999, corporate performance was above the levels of operating performance targeted in the operating plan. Accordingly, the amount credited by the Committee to the bonus pool for distribution as annual bonuses for 1999 was above targeted levels.

  LONG-TERM INCENTIVE COMPENSATION AWARDS

     Executive officers of the Company also participate in the Company's Long-Term Incentive Compensation Plan ("LTIP"), and the 1997-2000 Supplemental Incentive Compensation Plan which provide such individuals additional incentive compensation subject to the achievement of specific corporate performance goals.

     Incentive payments, the amounts of which have not yet been determined, will be awarded to executive officers with respect to fiscal year 1999 under the Company's LTIP for the 1997-1999 performance period, based upon the achievement of company-wide goals relating to inventory turnover rates and the earnings margin rate for 1999. Beginning in 2000, the applicable performance goals have been revised with standards based on growth in revenue, earnings per share and free cash flow. The target award amounts range from 120% to 170% of an executive's average base salary during the participation period, based upon the individual's position. If a minimum threshold level of performance is not reached, no payments are made for the performance period. A maximum payment of twice the target award may be made for performance substantially above target levels.

     Effective May 1, 1997, the Company implemented the 1997-1999 Supplemental Incentive Compensation Plan under which executive officers were granted awards contingent on the Company's achievement of certain targets. In 1998, this plan was modified to establish a new threshold target and to extend the plan period through December 31, 2000. No payments will be made under this Supplemental Incentive Compensation Plan unless the threshold targets established for the LTIP 1998-2000 performance period are achieved. If those targets are met, payments equal to 50% of the actual award under the LTIP 1997-2000 performance period will be made if a certain pre-determined threshold of earnings per share is reached for the year 2000. The amount of such payments will be adjusted upward to reflect performance exceeding the threshold to a maximum amount equal to the maximum amount payable under the LTIP 1998-2000 performance period. The payment of these awards is generally contingent upon continued employment, and will be made, if at all, 50% in Common Stock and 50% in cash.

     Additionally, in 1995 the Company established an equity-based compensation plan under which the Committee may award stock options, restricted stock and other performance-based awards to executive officers. During 1999 stock options were granted to each executive officer, the amount of which was based on the 1998 performance of the individual and his/her business group.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     At the end of 1999, Mr. Emmanuel Kampouris retired as Chairman and Chief Executive Officer of the corporation. In anticipation of this retirement, on October 6, 1999, the Board of Directors elected Mr. Frederic M. Poses as a Director of the corporation and as the Chairman and Chief Executive Officer, the latter to take effect upon Mr. Kampouris' retirement. In connection with the aforementioned election, the Board of Directors authorized the grant to Mr. Poses of 1,000,000 stock options and 250,000 shares of restricted stock.

  BASE SALARY

     Mr. Kampouris' base salary for 1999 was below the average base salary payable for chief executive officers for companies having comparable sales. Mr. Kampouris received no increase in base salary during 1999.

  ANNUAL INCENTIVE COMPENSATION

     Consistent with past practices for paying compensation to the Company's Chief Executive Officer, Mr. Kampouris received a bonus for 1999 services of $2,000,000, which was determined based on the Committee's subjective determination of his performance and that of the Company during 1998. In addition, in recognition of his many contributions to the corporation over the period of his tenure, the Committee recommended and the Board approved a special one-time payment to Mr. Kampouris in the amount of $2,000,000.

COMPLIANCE WITH SECTION 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a publicly-traded company a Federal income tax deduction for compensation in excess of $1 million paid to certain of its executive officers except to the extent that such compensation is paid pursuant to a shareholder approved plan and upon the attainment of objective performance criteria. In compliance with
Section 162(m) requirements, the Company will be seeking renewed shareholder approval of the Company's Stock Incentive Plan, which had heretofore last been approved in connection with the 1995 Initial Public Offering. In addition the Company is seeking shareholder approval for Section 162(m) purposes of revisions to the Annual Incentive Plan, LTIP and an LTIP Alternate Plan, as described elsewhere in this proxy statement. The Committee believes that tax deductibility of compensation is an important factor, but not the sole factor, to be considered in setting executive compensation policy or in rewarding superior executive performance. Accordingly, the Committee generally intends to take such reasonable steps as are required to avoid the loss of a tax deduction due to
Section 162(m), but reserves the right to pay amounts which are not deductible in appropriate circumstances.

                                          Roger W. Parsons, Chairman
                                          Jared L. Cohon
                                          J. Danforth Quayle
                                          David M. Roderick

PERFORMANCE GRAPH

     Performance Comparison. The following graph and table compare the cumulative total stockholder return on the Company's Common Stock from February 3, 1995, the date of the initial public offering of the Common Stock, through December 31, 1999 with the Standard & Poor's 500 Stock Index and the Standard & Poor's Manufacturing (Diversified Industrials) Index (neither of which include the Company), using data supplied by the Compustat Services unit of Standard & Poor's Corporation. The comparisons reflected in the graph and table, however, are not intended to forecast the future performance of the Common Stock and may not be indicative of such future performance. The graph and table assume an investment of $100 in the Common Stock and each index on February 3, 1995 and the reinvestment of all dividends.

                           TOTAL SHAREHOLDER RETURNS

[LINE CHART]

                                                                                                       MANUFACTURING (DIVERSIFIED
                                               AMERICAN STANDARD COS INC         S&P 500 INDEX                INDUSTRIALS)
                                               -------------------------         -------------         --------------------------
2Feb95                                                   100.00                      100.00                      100.00
Jun95                                                   136.875                     116.515                     105.245
Dec95                                                    140.00                     133.346                     135.156
Jun96                                                    165.00                     146.809                      157.93
Dec96                                                    191.25                     163.962                     167.068
Jun97                                                    223.75                      197.75                      179.33
Dec97                                                    191.56                     218.665                     202.314
Jun98                                                    223.44                     257.396                     215.118
Dec98                                                    180.00                     281.156                     193.006
Jun99                                                    240.00                     315.968                     197.695
Dec99                                                   229.375                     340.315                     185.263

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Pursuant to a Stock Disposition Agreement dated December 16, 1996, during the first half of 1997 Kelso ASI Partners, L. P. disposed of all of the shares it owned of the Company's Common Stock. In connection with the Stock Disposition Agreement, Kelso ASI Partners, L. P. received from the Company warrants to purchase three million shares of Common Stock at a purchase price of $55 per share, expiring February 18, 2002, which warrants are currently exercisable. Mr. Schuchert, a director of the Company and member of the Compensation Committee until his resignation on October 27, 1999, is the Chairman of Kelso & Companies Inc.

     Mr. Schuchert, a director of the Company and member of the Compensation Committee until his resignation on October 27, 1999, formed a general partnership, SW Investment Associates ("SW"), which in 1996 acquired a 75% equity interest in BSG Laboratories Inc., a company developing audio technology ("BSG"), for $6 million and commitments to provide, arrange for or guarantee certain additional indebtedness of BSG. Among the investors in SW was a limited partnership (the "Limited Partnership") of which

American Standard Inc. is the general partner and the limited partners are certain executive officers and former executive officers of American Standard Inc., who agreed in April 1995 to invest in SW. The Limited Partnership invested approximately $1.9 million in SW, of which American Standard Inc. invested $1.6 million and Mr. Kampouris and 14 other officers and former officers of American Standard Inc. invested $120,000 and, collectively $195,000, respectively. The Limited Partnership and Mr. Schuchert were each general partners of SW and each owned approximately a 33% interest therein. In early October 1999, SW was dissolved and the stock of BSG owned by SW was distributed to SW's partners. In addition, the former partners of SW contributed $21 million to BSG (pro rata in accordance with their prior partnership interests) and caused BSG to repay certain bank indebtedness theretofore guaranteed by the SW partners. Contemporaneously, American Standard Inc. perfected a security interest in all of BSG's assets to secure approximately $12 million of prior working capital loans and unpaid interest and guaranty fees.

     Mr. Anderson, a director of the Company, Chairman of the Audit Committee and, from March 4 until May 6, 1999, a member of the Compensation Committee, has since mid 1998 been developing a leadership program for the Company's local managers in the People's Republic of China. For his services, the Company has paid Mr. Anderson $50,000 in the form of 1,457 shares of Common Stock, plus reimbursement for certain expenses which, in 1999, totaled $59,525. This arrangement with Mr. Anderson, which was approved by the Board of Directors of the Company and determined to be in the interest of the Company and not in conflict with Mr. Anderson's position as Chairman of the Audit Committee, will end in May 2000.

     Fidelity Management Trust Company ("Fidelity") is the owner of record of the shares of Common Stock held by the ESOP, a 16.8% beneficial owner of the Company's shares. The Company paid Fidelity approximately $341,300 in 1999 for services in connection with administering the Company's ESOP and American Standard Inc.'s Savings Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16 of the Securities Exchange Act of 1934, the Company's directors, certain of its officers, and beneficial owners of more than 10% of the outstanding Common Stock are required to file reports with the Securities and Exchange Commission (the "Commission"), the New York Stock Exchange and the Company concerning their ownership of and transactions in Common Stock. Based solely upon the reports and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner during and with respect to 1999, except that an October 29 purchase of 1,000 shares by Mr. Poses was reported on November 14, 1999; sales by Mr. Schuchert in August of 1999 were reported on September 16, 1999; sales by Mr. Voss and Mr. Wellbrock in May 1999 were reported on June 16, 1999; purchases by Mr. Kampouris in February and May 1999 were reported on November 9, 1999; and a gift of 475 shares made by Mr. Allardyce in January 1998 was reported on October 10, 1999.

                      2.  APPROVAL OF STOCK INCENTIVE PLAN

     On the recommendation of the Management Development and Nominating Committee, the Board previously adopted the Company's Stock Incentive Plan (the "Plan") and is currently seeking stockholder approval of the Plan to permit income earned from incentive stock awards granted to Named Officers under the Plan to be deductible by the Company for federal income tax purposes pursuant to
Section 162(m) of the Internal Revenue Code. The Plan is intended to provide the Company's executive officers incentive compensation, principally in the form of options to purchase Common Stock and awards of shares of restricted stock.

     Awards under the Plan to executive officers, including the Named Officers, are structured to comply with the requirements of Section 162(m) of the Internal Revenue Code. Consequently, options to purchase Common Stock are granted by the Management Development and Nominating Committee with an exercise price equal to the market value of the Common Stock on the date of grant. For these purposes, market value is the average of the high and low prices of the Common Stock as quoted on the New York Stock Exchange for the relevant date. Under the Plan, no individual participant in any one year may be granted options to purchase more than one million shares of Common Stock. Options granted under the Plan may be in the form of either (i) incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or (ii) non-qualified stock options. Options generally expire ten years after the date of grant and vest and become exercisable in three equal annual installments following the date of grant, provided, that if there is a "change of control" of the Company, as defined in the Plan, each option will become immediately exercisable.

     Approval of the Plan requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting, provided a quorum is present (a majority of the shares entitled to vote at the meeting). Abstentions may be counted as votes against the proposal; broker non-votes will not affect the outcome of the vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE STOCK INCENTIVE PLAN.

               3.  APPROVAL OF ANNUAL INCENTIVE COMPENSATION PLAN

     On the recommendation of the Management Development and Nominating Committee, the Board of Directors has previously adopted the Annual Incentive Compensation Plan (the "AIP") and is currently seeking stockholder approval to permit payments to Named Officers under the plan to be deductible by the Company for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code. The AIP is intended to provide the Company's executive officers the opportunity to earn incentive compensation in the form of cash upon achievement by the Company of annual performance goals established at the beginning of each year by the Management Development and Nominating Committee. In previous years, the amount of AIP payments made to the Company's Chief Executive Officer were determined exclusively in the discretion of the Management Development and Nominating Committee and, therefore, were not "performance based" for purposes of Section 162(m) and could not be deducted by the Company for federal income tax purposes. Under the plan, as described below however, payments to the Company's Chief Executive Officer and four other most highly compensated executive officers will be performance based and otherwise in conformance with the requirements of Section 162(m). As a result, if approved by the Company's stockholders, AIP payments to Named Officers will be deductible by the Company for federal income tax purposes for the first time.

     Target awards under the AIP are a pre-established percentage of an executive officer's average base salary during the calendar year for which an award is payable and, beginning in 2000, will be based on Company-wide achievement of specified levels of revenues, earnings and cash flow. In the case of Mr. Poses, participation in the AIP will be in lieu of the non-discretionary annual bonus for the years 2000 and 2001 provided for in his employment agreement, entered into at the time of his election as Chairman and Chief Executive Officer of the Company. No payments will be made under the plan if a specified minimum threshold level of performance is not achieved, and payments are adjusted on a pro rata basis and (a) decreased in the case of performance above the minimum threshold level but below the target level, and (b) increased if performance exceeds the target level, provided that no executive officer may receive an AIP award for any year in excess of $2 million.

     Termination of employment may result in forfeiture or pro ration of an award, depending on the nature of termination. A plan participant may defer payment of his award. Payment of awards will not be made or will be deferred if an event of default under American Standard Inc.'s loan agreements or debt indentures has occurred or will occur as a result of such payment. In the event of a change of control (as defined in the AIP) during the performance period, the performance period shall end and each participant shall be entitled to receive, in cash, 100% of his target award.

     Approval of the AIP requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting, provided a quorum is present (a majority of the shares entitled to vote at the meeting). Abstentions may be counted as votes against the proposal; broker non-votes will not affect the outcome of the vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ANNUAL INCENTIVE COMPENSATION PLAN.

             4.  APPROVAL OF LONG-TERM INCENTIVE COMPENSATION PLAN

     On the recommendation of the Management Development and Nominating Committee, the Board of Directors has previously adopted the Long-Term Incentive Compensation Plan (the "LTIP") and is currently seeking to renew last year's stockholder approval of the LTIP in order to revise the performance standards applicable under the plan while continuing to permit plan payments to Named Officers to be deductible by the Company for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code. The Management Development and Nominating Committee has amended the prior performance standards (inventory turnover rates and percentages of sales to earnings before interest and taxes) with performance goals based on sales growth, earnings per share and free cash flow. The amendments were adopted upon the recommendation of Mr. Poses, Chairman and Chief Executive Officer since January 1, 2000, and in recognition of Mr. Poses' belief that the new performance metrics will focus the Company and its management on standards of performance more likely to promote strong financial growth than prior performance goals. The LTIP is intended to provide Company executive officers the opportunity to earn incentive compensation, principally in the form of cash, upon achievement by the Company of three-year performance goals, established at the beginning of each three-year period by the Management Development and Nominating Committee and in accordance with amounts prescribed under the plan.

     Target awards under the LTIP will continue to range from 120% to 170% of an executive officer's average base salary during a performance period. Beginning in 2000, the performance goals to be set for each three-year LTIP performance period (as well as those applicable to the 1998-2000 and 1999-2001 performance periods) will be based on the achievement by the end of such performance period of predetermined company-wide levels of sales growth, earnings per share and free cash flow. If minimum threshold levels of sales growth, earnings per share and free cash flow for the performance period are not achieved, no plan payout is made. If the threshold levels are met, however, 50% of the target awards is payable, and amounts up to two times the target awards are payable based upon achievement of performance at a level of 150% above the target levels. In the discretion of the Management Development and Nominating Committee, the amount of earned awards in excess of 100% of the target award may be paid in shares of Common Stock. A table showing LTIP awards made in 1999 is set forth in this Proxy Statement under the heading "Executive Compensation -- 1999-2001 Long-Term Incentive Compensation Plan Awards in 1999".

     Shares of Common Stock distributable to LTIP participants are delivered for their account to the Executive Trust. Distribution of a participant's Executive Trust account is made on the termination of his employment with the Company, or earlier at the discretion of the Management Development and Nominating Committee. Until distribution, assets of the Executive Trust are subject to the claims of creditors of the Company or American Standard Inc. Shares of Common Stock held by the Executive Trust are voted by the trustee in accordance with the terms of the governing trust agreement.

     Contingent awards are based on a participant's average annual base salary during participation in the performance period, subject to prorated adjustment to reflect the duration of participation in the period. Termination of employment may result in forfeiture or proration of the award, depending on the nature of the termination. A plan participant may defer payment of his award. Payment of awards will not be made or will be deferred if an event of default under American Standard Inc.'s loan agreements or debt indentures has occurred or will occur as a result of such payment. In the event of a change of control (as defined in the LTIP) during the performance period, the performance period shall end and each participant shall be entitled to receive, in cash, 100% of his maximum potential award.

     Approval of the LTIP requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting, provided a quorum is present (a majority of the shares entitled to vote at the meeting). Abstentions may be counted as votes against the proposal; broker non-votes will not affect the outcome of the vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE LONG-TERM INCENTIVE COMPENSATION PLAN.

                      5.  APPROVAL OF LTIP ALTERNATE PLAN

     On the recommendation of the Management Development and Nominating Committee, the Board of Directors has adopted the LTIP Alternate Plan (the "Alternate Plan") to satisfy certain technical requirements under Section 162(m) of the Internal Revenue Code so that amounts equal to those that may be payable to the Chief Executive Officer under the Company's LTIP for the three-year performance periods ending December 31, 2000 and December 31, 2001 will be payable under the Alternate Plan and, if paid, be deductible by the Company for federal income tax purposes.

     The Alternate Plan is available only to the Chief Executive Officer, and any payments made under the Alternate Plan will be in lieu of payments to which he would be entitled under the LTIP. The Alternate Plan has two performance periods: a one year performance period ending December 31, 2000 and a two year performance period ending December 31, 2001. The performance goals and awards available under the Alternate Plan are identical to those under the LTIP for performance periods ending on the same date, provided, that under the Alternate Plan, participation in any award will be pro rated based upon the Chief Executive Officer's employment during the three year period ending on the expiration date of the relevant performance period. For example, for the Alternate Plan performance period ending December 31, 2000, Mr. Poses would participate in only one-third of any award for that period because his employment as an Executive Officer of the Company did not begin until January 1, 2000.

     Termination of employment may result in forfeiture or pro ration of an award, depending on the nature of the termination. Under the plan, the participant may defer payment of his award. Payment of awards will not be made or will be deferred if an event of default under American Standard Inc.'s loan agreements or debt indentures has occurred or will occur as a result of such payment. In the event of a change of control (as defined in the LTIP) during the performance period, the performance period shall end and the participant shall be entitled to receive, in cash, 100% of his potential award.

     Approval of the Alternate Plan requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting, provided a quorum is present (a majority of the shares entitled to vote at the meeting). Abstentions may be counted as votes against the proposal; broker non-votes will not affect the outcome of the vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE LTIP ALTERNATE PLAN.

                       6.  RATIFICATION OF APPOINTMENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has re-appointed, in accordance with the recommendations of its Audit Committee, Ernst & Young LLP as independent Certified Public Accountants to examine the consolidated financial statements of the Company for the year 2000 upon such terms as are fixed by the Board of Directors. The Board of Directors recommends that such appointment be ratified by the stockholders. If the appointment of Ernst & Young LLP is not ratified by stockholders, the Board of Directors and the Audit Committee will give consideration to the appointment of other independent certified public accountants. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and will also be available to respond to questions.

              7.  OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

     The Board of Directors of the Company is not aware of any other matters to be presented for action at the meeting. However, if any such other matters are presented, it is the intention of the proxy holders named in the enclosed form of proxy to vote on such matters in accordance with their discretion.

2001 STOCKHOLDER PROPOSALS

     Any proposal a stockholder wishes to submit in accordance with the proxy rules of the Commission for inclusion in the Company's 2001 proxy statement must be received by the Company at its executive offices at the same address set forth on page 2 of this proxy statement no later than December 7, 2000. In addition, proposals by stockholders are subject to the provisions of the Company's Amended By-Laws, which may not be read to shorten the time period set forth in the proxy rules for inclusion of stockholder proposals in proxy materials prepared by the Company under the Securities Exchange Act of 1934. In accordance with the Company's Amended By-Laws, stockholder proposals intended for presentation at the 2001 Annual Meeting of Stockholders that are not intended to be considered for inclusion in the Company's proxy statement must be made by written notice, mailed by certified mail, to the Secretary of the Company, and received no later than 50 days prior to the date of the 2001 Annual Meeting. If less than 50 days' advance notice of a meeting of stockholders is given to the stockholders, proposals must be made or delivered not later than the close of business on the seventh day following the day on which the written notice of such meeting was mailed. Nominations must be accompanied by information concerning the proposed nominee, including such information as is required by the Company's By-Laws and the proxy rules under the Securities Exchange Act of 1934.

                                          By order of the Board of Directors,

                                          /s/ J. Paul McGrath
                                                     J. PAUL MCGRATH
                                          Senior Vice President, General Counsel
                                                      and Secretary

March 27, 2000

American Standard Companies Inc.
One Centennial Avenue
Piscataway, New Jersey 08854

                        AMERICAN STANDARD COMPANIES INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                   MAY 4, 2000

Your vote for the election of Directors should be indicated on the proxy card below. Nominees for Class II Directors (to serve until the 2003 Annual Meeting) are: Frederic M. Poses and J. Danforth Quayle. Your vote on Proposals 2 through 5 and on the ratification of auditors should also be indicated below.

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY TELEPHONE OR INTERNET, OR COMPLETE THE PROXY CARD BELOW (SIGN AND DATE ON THE REVERSE SIDE) AND RETURN IT PROMPTLY (ENCLOSED POSTAGE-PAID ENVELOPE) TO CORPORATE ELECTION SERVICES, P.O. BOX 1150, PITTSBURGH, PA 15230, SO YOUR SHARES CAN BE REPRESENTED AT THE MEETING.

                PROXY MUST BE SIGNED AND DATED ON REVERSE SIDE.
          *PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING*

|X| PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ON THE REVERSE SIDE OF THIS CARD. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2, 3, 4, 5 AND 6.

If no directions are given on any item, the proxies will vote in accordance with the Board of Directors' recommendations.

    1. Election of Directors
             Nominees:   Frederic M. Poses  J. Danforth Quayle

          |_| FOR all nominees listed above (except as listed to the contrary below)

          |_|  WITHHOLD AUTHORITY to vote for all nominees listed above

             If you wish to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

       -------------------------------------------------------------------------

                                                                                                   FOR        AGAINST        ABSTAIN
   2.  Approval of Stock Incentive Plan for Section 162(m) purposes..........................      |_|          |_|            |_|
   3.  Approval of Annual Incentive Compensation Plan for Section 162(m) purposes............      |_|          |_|            |_|
   4.  Approval of Long-Term Incentive Compensation Plan for Section 162(m) purposes.........      |_|          |_|            |_|
   5.  Approval of LTIP Alternate Plan for Section 162(m) purposes...........................      |_|          |_|            |_|
   6.  Proposal to ratify the appointment of Ernst & Young LLP as Public Accountants for 2000      |_|          |_|            |_|

                                    VOTE BY TELEPHONE

                                    Have your proxy card available when you CALL
                                    THE TOLL-FREE NUMBER 1-800-250-9081 using a
                                    Touch-Tone phone. You will be prompted to enter your control number and then you can follow the simple prompts that will be presented to you to record your vote.

                                    VOTE BY INTERNET

                                    Have your proxy card available when you
                                    access the website http://www.votefast.com.
                                    You will be prompted to enter your control number and then you can follow the simple prompts that will be presented to you to record your vote.

                                    VOTE BY MAIL

                                    Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, Pennsylvania 15230.


 VOTE BY TELEPHONE             VOTE BY INTERNET              VOTE BY MAIL
Call TOLL-FREE using a      Access the WEBSITE and        Return your proxy
  Touch-Tone phone            Cast your vote             in the POSTAGE-PAID
  1-800-250-9081           HTTP://WWW.VOTEFAST.COM        envelope provided

                  Vote 24 hours a day, 7 days a week!



Your telephone and internet vote MUST BE RECEIVED BY 11:59 P.M. EDT ON MAY 3, 2000 to be counted in the final tabulation.

IF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT SEND YOUR PROXY BY MAIL.

    YOUR CONTROL NUMBER IS:


                      PROXY MUST BE SIGNED AND DATED BELOW.
            PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING


AMERICAN STANDARD COMPANIES INC.                                           PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 4, 2000.

The undersigned hereby appoints Frederic M. Poses, J. Paul McGrath, G. Peter D'Aloia and Frederick C. Paine, and each of them, proxies, with full power of substitution, to vote all the shares of Common Stock of the undersigned at the Annual Meeting of Stockholders to be held on Thursday, May 4, 2000 at 11:30 A.M.
(EDT) at the American Standard College, One Centennial Avenue, Piscataway, New Jersey, and at any adjournments or postponements thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this card. IF A SIGNED AND DATED PROXY CARD IS SUBMITTED BUT NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE FOR THE ELECTION OF ALL LISTED NOMINEES AND IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS ON ALL OTHER MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. NO MATTER TO BE VOTED UPON IS RELATED TO OR CONDITIONED ON THE APPROVAL OF ANY OTHER MATTER.

                                       Sign here as name(s) appears to the left.

                           -----------------------------------------------------

                           -----------------------------------------------------
                           Please sign this proxy and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.


                            Date:                                        , 2000
                                  ---------------------------------------